                                                                    EXHIBIT 17.1

                             DOUGLAS C. MACLELLAN
                              8324 DELGANY AVE,
                           PLAYA DEL REY, CA 90293
                                (310) 301-7728
                               FAX: (310301-7748


MARCH 9, 1998

Mr. Michael Richard
Chief Financial Officer
PortaCom Wireless, Inc.
10061 Talbert Avenue, Suite 200
Fountain Valley, California 92709

VIA FACSIMILE

Dear Michael:

This facsimile letter will serve as my notice to PortaCom Wireless, Inc. ("PortaCom") of the confirmation that on March 8, 1998, I resigned my positions as President and CEO of PortaCom, which positions you will fill on an interim basis, and I resign as a member of the Board of Directors of PortaCom. Additionally, I hereby resign any and all officer and director positions in any and all subsidiary businesses of PortaCom of which I currently hold. My resignations are effective as of 6:00 p.m. (PST) March 10, 1998. Please advise all necessary state and or federal regulatory authorities of theses resignations.

Sincerely,

/s/ Douglas C. MacLellan

Douglas C. MacLellan

DCM/nhm